Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Ralph Finkenbrink Sr. Vice President, CFO Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759

Nicholas Financial Announces Bank Credit Line Increase & Extension

September 1, 2011 - Clearwater, Florida., - Nicholas Financial, Inc. (Nasdaq, NICK), announced that the Company has executed an amendment to its Bank Credit Line that increases the size of the Credit Line from $140 million to $150 million and extends the maturity date to November 30, 2013. All other terms and conditions of the Company’s Credit Line remain in effect.

According to Peter L. Vosotas, Chairman and CEO, “We are extremely pleased that our consortium of bank lenders has agreed to increase our Credit Line and extend the maturity date. The Credit Line increase will allow us to continue our expansion strategy during the next few years. The Company is very proud to continue its lending relationship with Bank of America which began in March of 1993 and also includes Wells Fargo Preferred Capital, Capital One Bank, First Horizon Bank, and Bank of Montreal as participating banks.”

Founded in 1985, with assets of approximately $250,000,000 as of June 30, 2011, Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 57 branch locations in both the Southeast and the Mid-West States. The Company has approximately 12,000,000 shares of common stock outstanding. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

## End ##